Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	1,438,800	179.13

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

February 2018
Pricing Supplement
Registration Statement No. 333-202524
Dated February 16, 2018
Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$1,438,800 Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Buffered PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity. The Buffered PLUS have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has appreciated, investors will receive the stated principal amount of their investment plus a payment reflecting leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, at maturity, if the price of the underlying shares does not change or has depreciated, and (i) if the price of the underlying shares is greater than or equal to the specified buffer price, investors will receive the stated principal amount of their investment, or (ii) if the price of the underlying shares is less than the specified buffer price, the investor will lose 1% for every 1% decline in the underlying shares beyond the buffer price. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares, and the limited protection against loss but only if the final share price is not less than the buffer price. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	September 3, 2020, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:	Shares of the WisdomTree India Earnings Fund (the “index fund”) (Bloomberg symbol: “EPI”)
Aggregate principal amount:	$1,438,800
Payment at maturity:

If the final share price is greater than the initial share price:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but greater than or equal to the buffer price:

$10

If the final share price is less than the buffer price:

($10 x the share performance factor) +$1.00

This amount will be less than, and possibly significantly less than, the stated principal amount of $10. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$27.35, which was the official closing price of the underlying shares on the pricing date
Final share price:	The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:	The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “EPI UP<Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable, and subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Buffer price:	$24.62, which was 90% of the initial share price (rounded to two decimal places)
Valuation date:	August 31, 2020, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$12.15 per Buffered PLUS (121.50% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	February 16, 2018
Original issue date:	February 22, 2018 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Buffered PLUS is less than the price you pay to purchase the Buffered PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the Buffered PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Buffered PLUS in the secondary market, if any.”
CUSIP:	40435J281
ISIN:	US40435J2814
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.25(1)	$9.70
$0.05(2)
Total	$1,438,800.00	$35,970.00 $7,194.00	$1,395,636.00

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each Buffered PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Buffered PLUS.

The estimated initial value of the Buffered PLUS on the pricing date is $9.49 per Buffered PLUS, which is less than the price to public. The market value of the Buffered PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the Buffered PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Buffered PLUS, or determined that this pricing supplement or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The Buffered PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity
▪	To enhance positive returns and potentially outperform the underlying shares in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To obtain a buffer against a specified level of negative performance in the underlying shares. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Index fund:	WisdomTree India Earnings Fund (Please see the section “Information About the WisdomTree India Earnings Fund” for additional information about the index fund.)
Underlying index:	The WisdomTree India Earnings Index, a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.
Maturity:	Approximately 2.5 years
Leverage factor:	200%
Maximum payment at maturity:	$12.15 per Buffered PLUS (121.50% of the stated principal amount)
Buffer price:	90% of the initial share price
Coupon:	None

Key Investment Rationale

The Buffered PLUS offer 200% leveraged upside on the positive performance of the underlying shares, subject to the maximum payment at maturity of $12.15 per Buffered PLUS (121.50% of the stated principal amount). However, if the price of the underlying shares has decreased below the buffer price as of the valuation date, investors will lose 1% for every 1% decrease in the price of the underlying shares by more than the buffer price. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

Investors can use the Buffered PLUS to enhance returns up to the maximum payment at maturity and obtain limited protection against a loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the buffer price. All payments on the Buffered PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Buffer Feature	At maturity, even if the price of the underlying shares has declined over the term of the Buffered PLUS, you will receive your stated principal amount, but only if the final share price is greater than or equal to the buffer price.
Upside Scenario	The price of the underlying shares increases and, at maturity for each Buffered PLUS, we will pay the stated principal amount of $10 plus 200% of the share percent increase, subject to the maximum payment at maturity of $12.15 per Buffered PLUS (121.50% of the stated principal amount).
Par Scenario	The price of the underlying shares does not change or declines but the final share price is greater than or equal to the buffer price and, at maturity for each Buffered PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The price of the underlying shares declines and the final share price is less than the buffer price and, at maturity for each Buffered PLUS, you will lose 1% for every 1% that the price of the underlying shares has decreased by more than 10%.

February 2018	Page 2

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Maximum payment at maturity:	$12.15 per Buffered PLUS (121.50% of the stated principal amount).

Buffer price:	90% of the initial share price

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than the initial share price, investors would receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity of $12.15 per Buffered PLUS. Under the terms of the Buffered PLUS, an investor would realize the maximum payment at maturity at a final share price of 10.75% of the initial share price.
▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 6% return, or $10.60 per Buffered PLUS.
▪	For example, if the price of the underlying shares appreciates 50%, investors would receive only the maximum payment at maturity of $12.15 per Buffered PLUS, or 121.50% of the stated principal amount.
▪	Par Scenario: If the final share price is less than or equal to the initial share price but is greater than or equal to the buffer price, investors would receive the stated principal amount of $10 per Buffered PLUS.
▪	For example, if the price of the underlying shares depreciates 10%, investors would receive the $10 stated principal amount.
▪	Downside Scenario: If the final share price is less than the buffer price, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the decrease in the price of the underlying shares beyond the buffer price.
▪	For example, if the price of the underlying shares depreciates 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

February 2018	Page 3

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The Buffered PLUS may be suitable for you if:	The Buffered PLUS may not be suitable for you if:

▪     You seek an investment with an enhanced return linked to the potential positive performance of the underlying shares and you believe the price of the underlying shares will increase over the term of the securities.

▪     You are willing to invest in the Buffered PLUS based on the maximum payment at maturity of 121.50% of the stated principal amount, which may limit your return at maturity.

▪     You are willing to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying shares decrease by more than 10%.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forgo dividends or other distributions paid to holders of the underlying shares or to holders of any of the stocks held by the index fund.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▪     You believe the level of the underlying shares will decrease, or that it will not increase sufficiently to provide you with your desired return.

▪     You are unwilling to invest in the PLUS based on the maximum payment at maturity of 121.50% of the stated principal amount, which may limit your return at maturity.

▪     You are unwilling to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying shares decrease by more than 10%.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the underlying shares or to holders of any of the stocks held by the index fund.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

February 2018	Page 4

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the Buffered PLUS is not equivalent to investing directly in the index fund or in any of the stocks held by the index fund. You should understand the risks of investing in the Buffered PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Buffered PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the Buffered PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to index funds” in the ETF Underlying Supplement;

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the ETF Underlying Supplement;

“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the ETF Underlying Supplement; and

“—The notes are subject to currency exchange risk” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Buffered PLUS do not pay interest and may result in a loss. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the buffer price (which is 90% of the initial share price), you will receive for each Buffered PLUS that you hold a payment at maturity that is less, and may be significantly less, than the stated principal amount of each Buffered PLUS, subject to the credit risk of HSBC. You may lose up to 90% of the stated principal amount of the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.15 per Buffered PLUS (121.50% of the stated principal amount). Although the leverage factor provides 200% exposure to any amount by which the final share price is greater than the initial share price, because the payment at maturity will be limited to 121.50% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 10.75% of the initial share price will not further increase the return on the Buffered PLUS.

▪	Credit risk of HSBC USA Inc. The Buffered PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Buffered PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Buffered PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Buffered PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the WisdomTree India Earnings Fund” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investors in the Buffered PLUS will not have

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the Buffered PLUS. The WisdomTree India Earnings Index (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, the WisdomTree Trust (“WTT”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the Buffered PLUS.

▪	The performance and market value of the underlying shares during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, securities underlying the underlying shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares, which could materially and adversely affect the value of the Buffered PLUS in the secondary market and/or reduce your payment at maturity.

▪	The estimated initial value of the Buffered PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Buffered PLUS in the secondary market, if any. The estimated initial value of the Buffered PLUS was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Buffered PLUS. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Buffered PLUS may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Buffered PLUS to be more favorable to you. We determined the value of the embedded derivatives in the Buffered PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time.

▪	The price of your Buffered PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Buffered PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Buffered PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Buffered PLUS in the secondary market, if any, the price you would receive for your Buffered PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Buffered PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The Buffered PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Buffered PLUS to maturity. Any sale of the Buffered PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Buffered PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Buffered PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 6 months after the original issue

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS that we will no longer expect to incur over the term of the Buffered PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Buffered PLUS and any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Buffered PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	Risks associated with non-U.S. companies. The price of the underlying shares depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the WisdomTree India Earnings Fund and, as a result, the value of the Buffered PLUS.

▪	There are risks associated with emerging markets. An investment in the Buffered PLUS will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against these risks may be made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

▪	The Buffered PLUS will not be adjusted for changes in exchange rates. Although the equity securities composing the WisdomTree India Earnings Fund are traded in currencies other than U.S. dollars, and the Buffered PLUS are denominated in U.S. dollars, the amount payable on the Buffered PLUS at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the price of the underlying shares, and therefore your Buffered PLUS. The amount we pay in respect of the Buffered PLUS on the maturity date will be determined solely in accordance with the procedures described in this document.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Buffered PLUS. As calculation agent, HSBC or one of its affiliates has determined the initial share price and will

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

determine the final share price and the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, including with respect to the occurrence or non-occurrence of market disruption events, and the selection of successor underlying shares or the calculation of the final share prices in the event of a discontinuance of the underlying shares, may adversely affect the payout to you at maturity, if any. Although the calculation agent will make all determinations and take all action in relation to the Buffered PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Buffered PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Buffered PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your Buffered PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third party dealers has carried out and will continue to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The performance and market value of the index fund during periods of market volatility may not correlate with the performance of its underlying index as well as the net asset value per share of the index fund. During periods of market volatility, securities underlying the index fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the index fund and the liquidity of the index fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the index fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the index fund. As a result, under these circumstances, the market value of shares of the index fund may vary substantially from the net asset value per share of the index fund. For all of the foregoing reasons, the performance of the index fund may not correlate with the performance of the underlying index as well as the net asset value per share of the index fund, which could materially and adversely affect the value of the Buffered PLUS in the secondary market and/or reduce your payment at maturity, if any.

▪	The Buffered PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Buffered PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Buffered PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Buffered PLUS, please see the discussion under “Additional Information About the Buffered PLUS—Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

February 2018	Page 8

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the WisdomTree India Earnings Fund

We have derived all information contained in this document regarding the WisdomTree India Earnings Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, WTT. We have not independently verified the accuracy or completeness of the information derived from these public sources. The WisdomTree India Earnings Fund is an investment portfolio maintained and managed by WTT. Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to the WisdomTree India Earnings Fund, and Mellon Capital Management Corporation is the sub-adviser to the WisdomTree India Earnings Fund. The WisdomTree India Earnings Fund is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including the WisdomTree India Earnings Fund. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in this document.

Investment Objective and Strategy

The WisdomTree India Earnings Fund is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the underlying index. The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance. The inception date of the underlying index was December 3, 2007. The level of the underlying index is reported by Bloomberg L.P. under the ticker symbol “MVIDX.”

The WisdomTree India Earnings Fund pursues a “passive” or indexing approach in attempting to track the performance of the underlying index. The WisdomTree India Earnings Fund attempts to invest all, or substantially all, of its assets in the common stocks that make up the underlying index. The WisdomTree India Earnings Fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning that it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the underlying index as a whole.

Under normal circumstances, at least 95% of the WisdomTree India Earnings Fund’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the underlying index. To the extent that the underlying index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the WisdomTree India Earnings Fund will concentrate its investments to approximately the same extent as the underlying index. The returns of the WisdomTree India Earnings Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The WisdomTree India Earnings Index

The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.

The underlying index consists only of companies that:

•	are incorporated in India;
•	are listed on a major stock exchange in India;
•	have generated at least $5 million in earnings in their fiscal year prior to the annual index rebalance;
•	have a market capitalization of at least $200 million on the annual index rebalance;
•	have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index rebalance;
•	have traded at least 250,000 shares per month for each of the six months prior to the annual index rebalance; and
•	have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index rebalance.

Companies are weighted in the underlying index based on reported net income in their fiscal year prior to the annual index rebalance. The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. The product of the reported net income and IWF is known at the “Earnings Factor.” Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the underlying index.

Notwithstanding the criteria used to determine and calculate the underlying index, no assurances can be given that the underlying index will have a positive return during the term of the Securities.

The maximum weight of any one sector in the underlying index, at the time of the underlying index’s annual rebalance, is capped at 25%. In response to market conditions, sector weights may fluctuate above 25% between annual index rebalance dates.

February 2018	Page 9

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

WisdomTree Investments, Inc. (“WTI”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards to define companies in each sector of the underlying index. The following sectors are included in the underlying index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industry groups. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Historical Information

Information as of market close on February 16, 2018:

Bloomberg Ticker Symbol:	EPI
Current Share Closing Price:	$27.35	52 Week High (on 1/24/2018):	$29.40
52 Weeks Ago:	$22.12	52 Week Low (on 2/16/2017):	$22.12

The following graph sets forth the historical performance of the underlying shares based on the daily historical official closing prices from January 2, 2008 through February 16, 2018. We obtained the official closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Official Closing Prices January 2, 2008 to February 16, 2018

February 2018	Page 10

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter since the first quarter of 2008. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/2/2008	3/31/2008	26.16	21.20	22.82
4/1/2008	6/30/2008	25.50	18.20	18.20
7/1/2008	9/30/2008	21.40	14.91	15.99
10/1/2008	12/31/2008	15.99	8.84	11.35
1/2/2009	3/31/2009	12.12	8.95	10.94
4/1/2009	6/30/2009	18.92	10.94	17.35
7/1/2009	9/30/2009	21.03	15.85	21.03
10/1/2009	12/31/2009	22.34	19.18	22.07
1/4/2010	3/31/2010	23.44	20.23	23.33
4/1/2010	6/30/2010	24.29	20.45	22.75
7/1/2010	9/30/2010	26.57	22.66	26.37
10/1/2010	12/31/2010	28.69	24.60	26.39
1/3/2011	3/31/2011	26.68	21.94	24.80
4/1/2011	6/30/2011	25.51	22.24	23.94
7/1/2011	9/30/2011	24.38	18.15	18.15
10/3/2011	12/30/2011	20.58	15.46	15.60
1/3/2012	3/30/2012	21.56	15.60	19.28
4/2/2012	6/29/2012	19.57	15.62	17.23
7/2/2012	9/28/2012	18.94	16.36	18.94
10/1/2012	12/31/2012	19.84	17.72	19.37
1/2/2013	3/28/2013	20.50	17.75	17.96
4/1/2013	6/28/2013	19.18	15.38	16.20
7/1/2013	9/30/2013	16.84	13.30	15.32
10/1/2013	12/31/2013	17.64	15.32	17.44
1/2/2014	3/31/2014	18.96	15.73	18.96
4/1/2014	6/30/2014	23.45	18.93	22.47
7/1/2014	9/30/2014	23.54	21.66	21.91
10/1/2014	12/31/2014	23.55	20.78	22.05
1/2/2015	3/31/2015	24.33	21.40	22.80
4/1/2015	6/30/2015	23.77	20.67	21.67
7/1/2015	9/30/2015	22.42	17.76	19.92
10/1/2015	12/31/2015	21.14	18.51	19.86
1/1/2016	3/31/2016	19.86	16.67	19.51
4/1/2016	6/30/2016	20.42	18.67	20.19
7/1/2016	9/30/2016	22.36	20.19	21.62
10/1/2016	12/31/2016	22.11	19.49	20.20
1/1/2017	3/31/2017	24.13	20.20	24.13
4/1/2017	6/30/2017	25.46	24.13	24.51
7/1/2017	9/30/2017	26.85	24.51	25.17
10/1/2017	12/31/2017	27.84	25.08	27.84
1/1/2018	2/16/2018*	29.40	27.57	27.35

* The information set forth above for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through February 16, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

February 2018	Page 11

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS

Please read this information in conjunction with the final terms on the front cover of this document.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	40435J281
ISIN:	US40435J2814
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Buffered PLUS, and therefore significant aspects of the tax treatment of each Buffered PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Buffered PLUS. Under one approach, each Buffered PLUS could be treated as a pre-paid executory contract with respect to the index fund. We intend to treat each Buffered PLUS consistent with this approach. Pursuant to the terms of each Buffered PLUS, you agree to treat each Buffered PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Buffered PLUS as a pre-paid executory contract with respect to the index fund. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to each Buffered PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Buffered PLUS for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the Buffered PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Buffered PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Buffered PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Buffered PLUS). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Buffered PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Buffered PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Buffered PLUS over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the Buffered PLUS for an amount equal to the “issue price” of the Buffered PLUS and, upon the date of sale, exchange or maturity of the Buffered PLUS, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the Buffered PLUS). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Buffered PLUS after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Buffered PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or

February 2018	Page 12

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

other guidance could provide that a U.S. holder of a Buffered PLUS is required to accrue income in respect of the Buffered PLUS prior to the receipt of payments under the Buffered PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Buffered PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Buffered PLUS could be subject to U.S. withholding tax in respect of a Buffered PLUS. It is unclear whether any regulations or other guidance would apply to the Buffered PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Buffered PLUS.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is owned by the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If the index fund or one or more of the entities whose stock is owned by the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the index fund and the entities whose stock is owned by the index fund and consult your tax advisor regarding the possible consequences to you if the index fund or one or more of the entities whose stock is owned by the index fund is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Buffered PLUS.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the issuer’s determination that the Buffered PLUS is not a “delta-one” instrument, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Buffered PLUS. However, it is possible that the Buffered PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the index fund or the Buffered PLUS, and following such occurrence the Buffered PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the index fund or the Buffered PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Buffered PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

The IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of a Buffered PLUS will only apply to payments made after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each Buffered PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Buffered PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Buffered PLUS, will receive a fee of $0.30 per $10 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each Buffered PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Buffered PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Buffered PLUS, but is under no obligation to make a market in the Buffered PLUS and may discontinue any market-making activities at any time without notice.

Delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on the original issue

February 2018	Page 13

Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

date set forth above, which is more than two business days following the pricing date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with these Buffered PLUS. Accordingly, these Buffered PLUS may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of these Buffered PLUS who subsequently sells any of these Buffered PLUS in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The Buffered PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Buffered PLUS to be offered so as to enable an investor to decide to purchase or subscribe the Buffered PLUS, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Events of default and acceleration:

If the Buffered PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Buffered PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the Buffered PLUS linked to the underlying shares. The purchaser of a Buffered PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Buffered PLUS relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security held by the index fund or as to the suitability of an investment in the Buffered PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and ETF Underlying Supplement dated March 5, 2015. If the terms of the Buffered PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

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Buffered PLUS Based on the Price of the WisdomTree India Earnings Fund due September 3, 2020

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the Buffered PLUS:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Buffered PLUS pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Buffered PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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